Exhibit 10.55

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

          This Amendment No. 1 to Employment Agreement (“Amendment”) is made and entered into, at Irvine, California, as of the 2nd day of January, 2003, by and between Autobytel Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), with offices at 18872 MacArthur Boulevard. Second Floor, Irvine, California, 92612-1400, and Jeffrey A. Schwartz (hereinafter referred to as the “Executive”), who resides at 24950 Norman’s Way, Calabasas, California 91302.

RECITALS

          WHEREAS:  The Company currently employs and desires to continue to employ the Executive as  President and Chief Executive Officer of the Company.

          WHEREAS:  The Executive is currently employed and desires to continue to be so employed by the Company.

          WHEREAS:  The Company and Executive desire to amend that certain Employment Agreement, dated as of December 17, 2001, between the Company and Executive (the “Employment Agreement”) as set forth below.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

          1.1          Sections 3.1 and 3.2 of the Employment Agreement are hereby amended in their entirety as set forth below:

                 “3.1          BASE SALARY.   As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive a base salary equal to at least Four Hundred Thousand Dollars ($400,000.00) during the Term, which rate shall be reviewed by the Board at least annually and may be increased (but not reduced) by the Board in such amounts as it deems appropriate. The base salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company.

                 3.2           BONUSES.   The Board may, in its sole discretion, provide the Executive with the opportunity to earn an annual bonus for each fiscal year of the Company, occurring in whole or in part during the Term. The annual bonus, if any, payable to the Executive shall be based on such criteria as may be established by the Board, in its sole discretion, from time to time. The Executive shall participate in all other short term and long term bonus or incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time. Any bonus shall be paid as promptly as practicable following the end of the preceding fiscal year. The provisions of this Section 3.2 shall be subject to the provisions of Section 3.4.”

          1.2          The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

          1.3          This Amendment shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

          1.4          This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

          1.5          Except as amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AUTOBYTEL INC.

By:	/s/ MICHAEL J. FUCHS

Michael J. Fuchs Chairman

/s/ JEFFREY A. SCHWARTZ

Jeffrey A. Schwartz

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